Exhibit 10.100

lNG GROUP

MANAGEMENT BOARD INSURANCE

Thomas J. Mcinerney

September 21, 2009

Mr. Mike Smith

[home address]

Dear Mike –

I am very pleased to extend you this offer of a new assignment with ING. We extend this offer, and the opportunity it represents, with great confidence in your abilities. You have made a very favorable impression with ING, and we are excited about your continuing contribution.

Your position will be Head of Closed Block Annuity, reporting to me, and will be located in West Chester. Your start date will be September 14, 2009.

Base Salary: Your annual base salary will be $400,000. The Company reserves the right to review and adjust compensation to reflect what is appropriate for each position and consistent with your performance.

Incentive Compensation Plan: You will remain eligible to participate in our Incentive Compensation Plan (ICP). Your incentive target will remain at 50% of your year-end base salary. ICP payments are not guaranteed and are contingent on the goals outlined above; including continued employment with the Company. The ICP is a discretionary plan and the Company reserves the right to modify or discontinue the plan at any time.

Long-Term Incentive Program: You will remain eligible to participate in the Long-Term Incentive Program with a non-guaranteed target value of 75% of your base salary under the same terms and conditions as similarly situated employees. Awards are reviewed each year and are not guaranteed, therefore, participation is at the discretion of the company.

Benefits: You will continue to be eligible for your ING benefits.

Mike, I am really excited about your future contribution in this position. I know that you will play an integral role in ING Americas’ success.

Sincerely,

/s/ Tom

Thomas J. Mcinerney

Agreed to by:

/s/ Michael S. Smith	9/22/09
Signature	Date

230 Park Avenue. 13th Floor
New York, NY 10169
T 860.580.3001 F 212.309.8913
E tom.mcinerney@us.ing.com

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